Exhibit 10.21

July 27, 2007

Mr. Rob Baxter

[Address]

[City, State, Zip]

Dear Rob:

I am pleased to offer you the position of Senior Vice-President at SiRF Technology, Incorporated reporting to me, effective upon the closing of the acquisition of Centrality Communications, Inc. Your existing stock options with centrality will be unchanged, except for the conversion and adjustment of your Centrality stock options into SiRF stock options. Your semi-monthly salary will be $12,500.00 (annualized at $300,000.00).

In addition, in exchange for your commitment to remain an employee of SiRF for no less than two years, you are also entitled to receive a cash retention bonus equal to fifty percent of your initial annual salary (total Retention Bonus of $150,000.00). On the first anniversary of your start date at SiRF, you will receive one-half of the Retention Bonus ($75,000.00) to be paid on the second anniversary of your start date at SiRF.

Subject to final corporate approval and in accordance with the terms and conditions of the 2004 Stock Incentive Plan, you will be granted 60,000 restricted stock units (RSUs) which will vest at the rate of 10% on the first anniversary of the date you join SiRF, 20% on your second anniversary, 30% on your third anniversary, and 40% on your fourth anniversary. In connection with your RSU grant, you will be required to sign and abide by the terms of the SiRF Technology, Inc Restricted Stock Unit Agreement. In addition, you will be granted an option to purchase 60,000 shares of SiRF Technology, Inc. common stock. The option exercise price will be the fair market value at the close of business on the first day of employment or the day the grant is approved, whichever is later. The shares will be granted as Non-qualified Stock Options (NSOs). In connection with your option grant, you will be required to sign and abide by the terms of the SiRF Technology, Inc. Stock Option Agreement. Your options will vest at the rate of 10% on the first anniversary of the date you join SiRF, 20% on your second anniversary, 30% on your third anniversary, and 40% on your fourth anniversary.

In our discussions, you indicated a strong desire to work towards and achieve three primary career goals, which I have summarized as follows and which form the focus of this offer:

1.	Successful integration of the two Companies; which I interpret as retaining and motivating key employees; ensuring effective and efficient worldwide employee communications; facilitating the definition, execution and deployment of timely, market-leading new products that leverage our combined engineering talents; and helping to ensure that we continue to enjoy rapid and predictable financial growth.
2.	Career progression within the new Company; which I take to mean continuity of employment at a level commensurate with your experience and relevant to your stated goals of eventually becoming a Public Company CEO.
3.	Full compensation for goals and achievements resulting from your tenure as CEO of Centrality Communications; which relates to your ability to fully earn the stock options awarded by Centrality and now converted into SiRF stock and subject to vesting limitations per the merger agreement.

As we have discussed at length, the organizational structure of the company post-merger is intended to reflect the current operational structure of both SiRF and Centrality with initial changes limited to integration of Sales, G&A and Operations. Our current intent is to migrate Centrality to a Business Unit P+L Structure with Engineering and Marketing being the core P+L functions and to effect this change sometime in the next 12 – 18 months. At that time your assignment would be to manage one of these P&L units.

By accepting this offer of continuing employment you agree that the Second Addendum to Offer Letter (the “Second Addendum” dated June 18, 2007 is terminated, all terms contained in the Second Addendum are considered null and void. The remaining terms contained in your offer letter dated September 20, 2004, as amended by First Addendum to Offer Letter dated September 25, 2006 (the “Original Offer Letter”) remain in full force and effect.

By accepting this offer of continued employment, you agreed and acknowledged that your position as Senior Vice Present at SiRF and the subsequent change in your position and/or title in the next 12-18 months to manage one of the P&L units referenced in the preceding paragraph will not constitute “Good Reason” as defined in your Original Offer Letter and will not trigger any acceleration benefit as discussed in section 3.b of your Original Offer Letter.

You will be eligible for vacations and other employee benefits in accordance with standard SiRF policies. As a condition of your employment with SiRF, you agree to execute and abide by the terms of company’s standard form of Exempt Employee Letter Agreement and Proprietary Information and Assignment of Inventions.

While it is my intent to provide every opportunity to achieve your stated goals, I must advise you that your employment at SiRF will continue to be on an at-will basis, the same conditions that apply to all our employees worldwide. In other words, either you or SiRF can terminate your employment at any time for any reason, with or without cause and with or without notice. Your ongoing career promotion will depend on how well you meet and exceed applicable business objectives, which is also the standard that applies to all of our employees worldwide. This term of employment is not subject to change or modification of any kind except if in writing and signed by you and the President/CEO of SiRF.

This offer expires August 2, 2007. SiRF reserves the right to extend this date. This offer is contingent upon the termination of the Second Addendum to Offer Letter dated June 18, 2007.

We are very excited about the prospect of your joining SiRF and helping us build an exciting and successful team and company. If you accept this offer of employment, please sign below and return one signed copy to me as soon as possible. I look forward to hearing from you.

Sincerely,

Michael L. Canning

President and C.E.O.

Accepted: